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Press Release	FOR IMMEDIATE RELEASE

BPI Energy Production Reaches New High
Company Provides New Production Profile
CLEVELAND — (Business Wire) — April 2, 2007 — BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today provided an update on its operations.
Establishing A New Daily Production Rate
Daily production reached 780 thousand cubic feet per day (Mcf/d) as the result of the installation of a nitrogen-rejection unit (NRU) at BPI’s Delta Field in the Company’s Southern Illinois Basin Project. The NRU was completed and the unit came online during the last week of March. As previously announced, in October 2006, nitrogen levels in the gas sales stream generated by this project exceeded pipeline specifications, necessitating several days of downtime. This was followed by a period where a significant number of wells were excluded from the sales stream and subsequently flared, resulting in constrained gas sales.
Chief Operating Officer James E. Craddock said: “As a result of gathering gas that was previously being flared, we experienced a nice surge in sales volume almost immediately upon the NRU coming online. Gas production at this project is still inclining and currently is at approximately 780 Mcf per day. The NRU system is rated up to 1.8 MMcf per day, which should be sufficient to handle our expanding production from Delta for some time. We have also recently completed the second water-disposal well at this project. This new well is now operating and should accelerate the dewatering of the producing coalbeds.”
Drilling Program Remains on Plan
BPI’s drilling package for the remainder of fiscal 2007 includes a total of 50 wells. Six wells, including two pilot wells and one pressure observation well, have been drilled in the past several weeks at its Northern Illinois Basin Project, and three test wells have been drilled in Montgomery, Macoupin and Clinton Counties. Drilling of additional production wells at the Southern Project is underway.
Current plans call for drilling a total of 30 new production wells on its Projects by July 31, 2007 (fiscal 2007 yearend). In addition, the company announced the commencement of its newest pilot drilling program
New Pilot Project
BPI is initiating its third pilot project in Macoupin County. This 11-well pilot program will consist of 10 pilot wells and one water disposal well. All 11 wells have been permitted and staked, and drilling at this new pilot has commenced.
BPI’s Technical Team Revises Well-Production Profile for the Illinois Basin
Based on publicly available data, combined with test results from BPI’s test wells, and evaluation by BPI’s in-house technical team, the company has announced revised production profiles for CBM wells in the

Illinois Basin. Using the mean profile of data analyzed to date, the average CBM well drilled in the Illinois Basin can be expected to produce approximately 80 Mcf per day after 24 months of dewatering. The company further announced that its anticipated per-well drilling cost has declined by 20 percent to approximately $186,000 following completion of bidding procedures with service providers. This investment includes the associated costs of central facilities such as disposal wells, NRU, and gathering infrastructure. Using a theoretical gas price of $7.00 per MMbtu, gross reserves per well of approximately 185 MMcf translate into a net present value of $130,000 per well and an internal rate of return of approximately 40 percent.
Jim Azlein, BPI’s chairman and CEO, said: “Our unwavering goal has always been to demonstrate the commercial viability of CBM production from coalbeds in the Illinois Basin. To that end, we assembled our technical team to systematically test and analyze data in order to obtain the requisite knowledge for optimally evaluating and developing our acreage portfolio and produce CBM from the Basin. Our team has made significant progress in the past six months, and results to date reinforce our strategy and implementation of our plan. We are confident that BPI’s proprietary knowledge of the Basin’s CBM characteristics surpasses that of any other entity and continues to evolve at a rapid pace.”
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operations or drilling plan through July 31, 2007, (b) our inability to retain our acreage rights at our projects, at the expiration of our lease agreements, due to insufficient CBM production, or for other reasons; (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
CONTACTS:
Matthew J. Dennis, CFA
Sr. Managing Director
Clear Perspective Group, LLC
(440) 363-7093
ir@bpi-energy.com
James V. Constas
Director
EnerCom, Inc.
(303) 296-8834
jconstas@enercominc.com
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